Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-144189 on Form S-8 of Discover Financial Services of our report dated June 27, 2013 appearing in this Annual Report on Form 11-K of the Discover Financial Services 401(k) Plan for the year ended December 31, 2012.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
June 27, 2013